Exhibit 99.1

Kodak Reports 1st Quarter 2011 Results; Key Growth Businesses Gaining Momentum

Company’s Core Digital Growth Businesses, as a Group, Grew 23%; Consumer Inkjet Grew More Than 50%;

Digital Revenues Increase 2%, Excluding the Benefit of a $550 Million Non-Recurring Intellectual Property Transaction in Q1 2010;

Kodak Ends 1st Quarter with Cash Balance of $1.3 Billion; Cash Usage Improves Year-Over-Year

ROCHESTER, N.Y.--(BUSINESS WIRE)--April 28, 2011--Eastman Kodak Company (NYSE:EK) today reported first-quarter results that reflect continued momentum of the company’s core digital growth businesses and improved cash performance.

First-quarter sales were $1.322 billion, a 31% decrease from the year-ago quarter, primarily due to a $550 million non-recurring intellectual property licensing transaction in the year-ago period. Excluding the impact of the prior-year intellectual property transaction, first-quarter sales decreased by 3% and digital revenue increased by 2%. Revenue in several of the company’s well established digital businesses increased, while revenue in Digital Capture & Devices decreased, reflecting the company’s previously announced strategy for this business to trade top-line growth for improved full-year earnings.

Revenue from the company’s core digital growth businesses – Consumer and Commercial Inkjet, Packaging Solutions, and Workflow Software & Services – increased by 23%, fueled by a greater than 50% increase in Consumer Inkjet. First-quarter revenue from the company’s Film, Photofinishing and Entertainment Group declined by 14%.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a first-quarter loss from continuing operations of $249 million, or $0.92 per share, compared with earnings from continuing operations on the same basis of $119 million, or $0.40 per share, in the year-ago period. Non-operational items of net benefit in the first quarter of 2011 totaled $55 million after tax, or $0.21 per share, primarily due to asset sales, restructuring charges, corporate components of pension and other post-employment benefit costs, and tax-related items. Non-operational items of net expense in the first quarter of 2010 totaled $111 million after tax, or $0.34 per share, primarily related to a loss on early extinguishment of debt, restructuring charges, corporate components of pension and other post-employment benefit costs, and tax-related items. (Please refer to the attached Non-Operational Items table for more information.)

“Our strategy is working,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We saw continued momentum in our strategic digital growth businesses, revenue growth in several of our established digital businesses, and improved cash performance, all of which position us well to achieve our two key financial metrics for the year related to growth and cash.

“I am particularly pleased with the performance of our core digital growth businesses -- Consumer and Commercial Inkjet, Packaging Solutions, and Workflow Software & Services. Revenue growth in these businesses continues to accelerate and in the first quarter grew by a combined 23%, in line with our plan to grow these businesses in aggregate by 40% for the full year,” Perez said. “We also saw revenue growth in Prepress Solutions, Electrophotographic Printing, and Document Imaging. We are off to a good start for 2011, and we remain confident that we will complete our transformation into a sustainable, profitable company in 2012.”

Other first-quarter 2011 details:

  The company’s first-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $227 million, compared with $389 million in earnings in the year-ago quarter. This earnings decline primarily reflects the impact of a non-recurring intellectual property transaction in the first quarter of 2010 that was not repeated in the first quarter of 2011.
  Segment Gross Profit was 10.5% of sales, as compared to 41.2% of sales in the year-ago period. On a GAAP basis, gross profit was 9.5% of sales, as compared to 41.4% of sales in the year-ago period. This decrease in margin was primarily driven by the non-recurring intellectual property licensing agreement in the prior-year quarter.
  Segment Selling, General and Administrative (SG&A) expenses were $311 million, an $8 million decline from the prior-year quarter, as a result of company-wide cost reduction actions. On a GAAP basis, SG&A expenses were $311 million, essentially flat with the year-ago quarter.

  Segment Research and Development (R&D) expenses were $82 million, a $6 million decline from the prior-year quarter. On a GAAP basis, R&D expenses were $78 million in the first quarter, in line with the year-ago quarter.
  First-quarter 2011 cash usage, before restructuring payments, was $449 million, a $7 million improvement from the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $515 million in the first quarter, compared with net cash used in continuing operations from operating activities on a GAAP basis of $471 million in the first quarter of 2010.
  Kodak held $1.3 billion in cash and cash equivalents as of March 31, 2011, compared with $1.5 billion on the same date a year ago.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Graphic Communications Group first-quarter 2011 sales were $625 million, a 4% increase over the prior-year period. This increase is largely due to stronger demand for digital plates in Prepress Solutions, increased scanner sales in the company’s document imaging business, an increase in business process services within Business Services and Solutions, and favorable foreign exchange. First-quarter loss from operations for the segment was $71 million, compared with a loss of $40 million in the year-ago quarter. This earnings decline is primarily driven by start-up costs to support growth opportunities in commercial inkjet.
  Consumer Digital Imaging Group first-quarter sales were $330 million, compared with $884 million in the prior-year quarter. First-quarter loss from operations for the segment was $168 million, compared to earnings of $401 million in the prior-year quarter. This decline in revenue and earnings is primarily due to the $550 million non-recurring intellectual property transaction in the first quarter of 2010.
  Film, Photofinishing and Entertainment Group first-quarter sales were $367 million, a 14% decline from the year-ago quarter, driven by continuing industry-related declines. First-quarter loss from operations for the segment was $15 million, compared with earnings of $22 million in the year-ago period. This decrease in earnings was primarily driven by significantly increased raw material costs, particularly silver, and industry-related declines in volumes, partially offset by cost reductions across the segment.

2011 Outlook

For 2011, Kodak remains on track to achieve its two key financial metrics, which the company first announced at its February investor meeting:

  Continue to build the scale of its four digital growth businesses – Consumer and Commercial Inkjet, Workflow Software & Services, and Packaging Solutions – and achieve greater than 40% aggregate revenue growth from these businesses.
  Achieve positive cash generation before restructuring payments.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer, Antoinette P. McCorvey, will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9643, ID 4430195#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, April 28 by dialing +1 303-590-3030, ID 4430195#. The playback number will be active until Thursday, May 5 at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; gross margins; earnings; cash generation; and increased demand for our products, including commercial inkjet, consumer inkjet, workflow software and digital packaging printing solutions.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail under the heading “risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

• Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;

• Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;

• Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;

• The competitive pressures we face which could adversely affect our revenue, earnings and market share;

• Whether our commercialization and manufacturing processes fail to prevent product reliability and quality issues which could adversely affect our revenue, earnings and market share;

• Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;

• Whether our pension and post-retirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operation and cash flow;

• Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;

• Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;

• Whether we are able to provide competitive financing arrangements or extend credit to customers which could adversely impact our revenue and earnings;

• Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations; and

• Whether we can generate or raise sufficient cash to fund our continued investments, capital needs, restructuring payments and service our debt.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Non-Operational Items

The Company defines Non-Operational Items as restructuring and related charges, pension and OPEB cost components not included in segment earnings, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-Operational Items, as defined, are specific to the Company and other companies may define the term, or similar terms, differently. The following table presents a description of the Non-Operational Items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2011 and 2010, respectively.

	1st Quarter

	2011		2010
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

(Loss) earnings from continuing operations available to common stockholders	$(249)		$119
Interest on convertible securities	-		10
Adjusted (loss) earnings from continuing operations available to common stockholders	$(249)	$(0.92)	$129	$0.40

Non-operational items - Income/(Expense):
Corporate components of Pension and OPEB (expense) income (COGS)	(12)	(0.04)	6	0.01
Corporate components of Pension and OPEB income (SG&A)	-	-	10	0.03
Corporate components of Pension and OPEB income (R&D)	4	0.01	10	0.03
Total corporate components of Pension and OPEB (expense) income	(8)	(0.03)	26	0.07

Restructuring charges (COGS)	(2)	(0.01)	(1)	-
Restructuring charges (Restructuring costs, rationalization and other)	(33)	(0.12)	(13)	(0.04)
Total restructuring and rationalization charges	(35)	(0.13)	(14)	(0.04)

Gains (losses) on asset sales or impairments (Other operating income/(expense), net)	70	0.26	(4)	(0.01)
Loss on early extinguishment of debt, net	-	-	(102)	(0.31)
Tax impacts of the above items, net (Benefit for income taxes)	4	0.02	2	0.01
Total Non-operational items, net of tax, before discrete tax items	31	0.12	(92)	(0.28)
Other discrete tax items (Benefit (provision) for income taxes)	24	0.09	(19)	(0.06)
Total Non-operational items, net of tax	$55	0.21	$(111)	(0.34)

Eastman Kodak Company First Quarter 2011 Results Non-GAAP Reconciliations

Within the Company's first quarter 2011 earnings release, reference is made to certain non-GAAP financial measures, including “Digital Revenue Excluding the Impact of a Non-Recurring Intellectual Property (“IP”) Transaction”, “Total Company Revenue Excluding the Impact of a Non-Recurring IP Transaction”, “Segment Gross Profit”, “Segment Selling, General and Administrative (“SG&A”) Expense”, “Segment Research and Development (“R&D”) Expense” and “Cash Usage Before Restructuring Payments”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the April 28, 2011, earnings release.

The following table reconciles digital revenue excluding the impact of a non-recurring intellectual property transaction to the most directly comparable GAAP measure of total Company revenue (dollar amounts in millions):

			Q1 2011
			Growth
	Q1 2011	Q1 2010	(Decline)
Digital revenue excluding the impact of a non-recurring IP transaction, as presented	$955	$935	2%
Non-recurring IP transaction, as presented	-	550	-100%
Digital revenue	955	1,485	-36%
Traditional revenue, as presented	367	429	-14%
Total Company revenue (GAAP basis), as presented	$1,322	$1,914	-31%

The following table reconciles total Company revenue excluding the impact of a non-recurring intellectual property transaction to the most directly comparable GAAP measure of total Company revenue (dollar amounts in millions):

			Q1 2011
	Q1 2011	Q1 2010	Decline
Total Company revenue excluding the impact of a non-recurring IP transaction, as presented	$1,322	$1,364	-3%
Non-recurring IP transaction, as presented	-	550	-100%
Total Company revenue (GAAP basis), as presented	$1,322	$1,914	-31%

The following table reconciles segment gross profit to the most directly comparable GAAP measure of total Company gross profit:

	2011	2010
	As a % of	As a % of
	Sales	Sales

Segment gross profit, as presented	10.5%	41.2%
Corporate components of pension and OPEB costs	-0.9%	0.3%
Restructuring charges	-0.1%	-0.1%
Total Company gross profit (GAAP basis), as presented	9.5%	41.4%

The following table reconciles segment SG&A expense to the most directly comparable GAAP measure of total Company SG&A expense (amounts in millions):

	Q1 2011	Q1 2010	Change

Segment SG&A expense, as presented	$311	$319	$(8)
Corporate components of pension and OPEB costs	-	(10)	10
Total Company SG&A expense (GAAP basis), as presented	$311	$309	$2

The following table reconciles segment R&D expense to the most directly comparable GAAP measure of total Company R&D expense (amounts in millions):

	Q1 2011	Q1 2010	Change

Segment R&D expense, as presented	$82	$88	$(6)
Corporate components of pension and OPEB costs	(4)	(10)	6
Total Company R&D expense (GAAP basis), as presented	$78	$78	$-

The following table reconciles cash usage before restructuring payments to the most directly comparable GAAP measure of net cash used in continuing operations from operating activities (amounts in millions):

	Q1 2011	Q1 2010	Change

Cash usage before restructuring payments, as presented	$(449)	$(456)	$7
Cash restructuring payments	(17)	(37)	20
Cash usage	(466)	(493)	27
Proceeds from sales of businesses/assets	(72)	(3)	(69)
Free cash flow	(538)	(496)	(42)
Additions to properties	23	25	(2)
Net cash used in continuing operations from operating activities (GAAP basis), as presented	$(515)	$(471)	$(44)

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, +1 585-724-2622, christopher.veronda@kodak.com
or
Investor Relations:
Angela Nash, +1 585-724-0982, angela.nash@kodak.com
Sandra Rowland, +1 585-724-5147, sandra.rowland@kodak.com